UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒        Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

EXXON MOBIL CORPORATION

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Via Email. Subject: We want to hear from you: Vote in ExxonMobil’s Annual Shareholder meeting

Hello Shareholder,

In 2024, we applied our competitive advantages to deliver industry-leading safety, emission-reductions, operational and financial performance.1

Last week, we shared our 2025 first-quarter results, which continued to show how the work we’ve done to transform our company over the past eight years is positioning us to excel in any environment.

Ultimately, we couldn’t have achieved these great results without you.

That’s why you are so important to our future, and we want to make sure your voice is heard at our upcoming Annual Shareholder Meeting on May 28, 2025, at 9:30 a.m. Central.

When you vote, you help make key decisions, elect directors, and provide useful feedback on matters that affect our future and your investment.

See how to vote in the 2025 Proxy Statement.

Thank you for investing in ExxonMobil.

Investor Relations

Exxon Mobil Corporation

Retail.Shareholder@exxonmobil.com

[1]

Leading financial performance compared to IOCs include metrics such as earnings, cash flow from operations and total shareholder returns. Where applicable, individual metrics referencing the IOCs or S&P 500 are actuals for companies that reported results on or before January 30, 2025, or estimated using Bloomberg consensus as of January 30. IOCs include each of BP, Chevron, Shell and TotalEnergies.

IR Push Notification

Subject: ExxonMobil announces 1Q25 results

Our 2025 first-quarter results are in. We delivered $7.7 billion in earnings and $13 billion of cash flow from operations.

Highlights for the quarter:

•	Advantaged oil and natural gas production growth vs. 1Q24

•	Distributed $9.1B to shareholders, including $4.3B in dividends

•	Doubled advanced recycling capacity in Baytown, TX

•	Expanded total third-party CO2 offtake agreements to 8.7 million metric tons per year[2]

We’re combining the right advantages, the most attractive opportunities, and great execution, to deliver leading results and drive long-term shareholder value.

Please read the news release and related materials on our website.

We look forward to your support of our directors and management proposals at our upcoming Annual Shareholder Meeting on May 28, 2025, at 9:30 a.m. Central.

Thank you for your investment in ExxonMobil.

Investor Relations

Exxon Mobil Corporation

investor.relations@exxonmobil.com

[2]

Subject to additional investment by ExxonMobil and receipt of government permitting for carbon capture and storage projects. ExxonMobil has “End-to-end CCS system” capability, which entails integration of CO2 capture, transportation, and storage.

2